Exhibit 99.2

STOCK PURCHASE AND SUBSCRIPTION AGREEMENT

BY AND AMONG

RAYMOND R. COTTRELL

AND

MGCC INVESTMENT STRATEGIES, INC.

AND

MCKINLEY GREENFIELD CAPITAL, INC.

AND

MYTOP INTERNATIONAL INC.

Dated as of March 4, 2004

TABLE OF CONTENTS

RECITALS

ARTICLE 1.	DEFINITIONS

ARTICLE 2.	SALE AND PURCHASE OF SHARES

2.1	Sale and Purchase of the Purchase Shares

2.2	Subscription for and Sale of the Subscription Shares

2.3	Consulting Fees

ARTICLE 3.	CLOSING AND DELIVERIES

3.1	Closing

3.2	Deliveries by Seller and the Company

3.3	Deliveries by Buyer

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

4.1	Representations and Warranties of Seller and the Company

	(a)	Organization and Standing

	(b)	Subsidiaries and Investments

	(c)	Authorization, Validity and Effect

	(d)	Capitalization

	(e)	No Conflict; Required Filings and Consents

	(f)	Financial Statements

	(g)	Taxes

	(h)	No Undisclosed Liabilities

	(i)	Properties, Assets and Leases

	(j)	Employees; Employee Benefit Plans; Unions

	(k)	Business and Contracts

	(l)	Legal Proceedings

	(m)	Compliance with Laws

	(n)	SEC Filings

	(o)	OTCBB Eligibility

	(p)	Insurance

	(q)	No Brokers

i

(r) Disclosure

4.2	Representations and Warranties of Seller

(a) Authorization, Validity and Effect

(b) Title

(c) No Conflict; Required Filings and Consents

(d) Related Party Transactions

(e) No Brokers

(f) Disclosure

ARTICLE 5.	REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Investment Intent

5.2	Organization and Standing

5.3	Authorization, Validity and Effect

5.4	No Conflict; Required Filings and Consents

5.5	Legal Proceedings

5.6	No Broker

ARTICLE 6.	COVENANTS AND AGREEMENTS

6.1	Interim Operations of the Company

6.2	Reasonable Access; Confidentiality

6.3	Filings; Other Action

6.4	Tax Matters

6.5	Notice of Developments

ARTICLE 7.	CONDITIONS TO CLOSING

7.1	Conditions to Obligations of Seller, the Company and Buyer

7.2	Conditions to Obligations of Seller and the Company

7.3	Conditions to Obligation of Buyer

ARTICLE 8.	SURVIVAL AND INDEMNIFICATION

8.1	Survival of Representations and Warranties

8.2	Indemnification by Seller

8.3	Indemnification by Seller and Company

8.4	Indemnification by Buyer

ii

8.5	Direct Claims

8.6	Third Person Claims

ARTICLE 9.	TERMINATION OF AGREEMENT

9.1	Termination

9.2	Effect of Termination

ARTICLE 10.	MISCELLANEOUS AND GENERAL

10.1	Expenses

10.2	Successors and Assigns

10.3	Third Party Beneficiaries

10.4	Notices

10.5	Complete Agreement

10.6	Captions; References

10.7	Amendment

10.8	Waiver

10.9	Governing Law

10.10	Consent to Jurisdiction

10.11	Waiver of Jury Trial

10.12	Severability

10.13	Enforcement of Agreement

10.14	Further Assurances

10.15	Mutual Drafting

10.16	Counterparts

EXHIBIT A

SCHEDULE 4.1(D)

SCHEDULE 4.1(E)

SCHEDULE 4.1(J)

iii

STOCK PURCHASE AND SUBSCRIPTION AGREEMENT

THIS STOCK PURCHASE AND SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of March 4, 2004, is by and among Raymond R. Cottrell (the “Seller”), MGCC Investment Strategies, Inc., a Nevada corporation (the “Company”), McKinley Greenfield Capital, Inc. (“McKinley”), a Nevada corporation, and MyTop International Inc. (the “Buyer”), a Virginia corporation.

RECITALS:

WHEREAS, Seller is the beneficial and record owner of one million (1,000,000) shares of the issued and outstanding shares of common stock, $0.0001 par value, of the Company;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, five hundred thousand (500,000) shares of common stock, $0.0001 par value, of the Company owned by Seller (the “Purchase Shares”), upon the terms set forth in this Agreement; and

WHEREAS, the Company desires to sell to Buyer, and Buyer desires to subscribe for and purchase from the Company, twenty million (20,000,000) shares of common stock, $0.0001 par value, of the Company (the “Subscription Shares”), such that following the consummation of the transactions contemplated hereby, Buyer shall be the owner of 96% (ninety six percent) of the issued and outstanding share capital of the Company.

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions herein contained, and for other good and valuable consideration had and received, the receipt and sufficiency of which are hereby acknowledged, Seller, the Company, McKinley and Buyer hereby agree as follows:

ARTICLE 1.

DEFINITIONS

For purposes of this Agreement:

1.1                                 “Affiliate(s)” means with respect to any Person, any Person which directly or indirectly controls, is controlled by or is under common control with such Person.

1.2                                 “Agreement” has the meaning set forth in the preamble to this Agreement.

1.3                                 “Consulting Fee” has the meaning set forth in Section 2.3.

1.4                                 “Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York are authorized or obligated by Law or executive order to close.

1.5                                 “Buyer” has the meaning set forth in the preamble to this Agreement.

1.6                                 “Claimant” has the meaning set forth in Section 8.4.

1.7                                 “Closing” has the meaning set forth in Section 3.1.

1.8                                 “Closing Date” has the meaning set forth in Section 3.1.

1.9                                 “Company” has the meaning set forth in the preamble to this Agreement.

1.10                           “Company Financial Statements” has the meaning set forth in Section 4.7.

1.11                           “Company Reports” has the meaning set forth in Section 4.16.

1.12                           “Confidentiality Agreement” has the meaning set forth in Section 6.2(b).

1.13                           “Consent(s)” means any consent, approval, authorization, qualification, waiver or notification of a Governmental Authority or any other Person.

1.14                           “Escrow Agent” means the escrow agent appointed pursuant to the Escrow Agreement and set forth in Section 2.3 of this Agreement.

1.15                           “Escrow Agreement” means the escrow agreement between the Escrow Agent, McKinley and Buyer in the form attached hereto as Exhibit A.

1.16                           “Escrow Amount” has the meaning set forth in Section 2.3(a)(2)

1.17                           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.18                           “GAAP” means United States generally accepted accounting principles.

1.19                           “Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

1.20                           “Indebtedness” means any indebtedness for borrowed money of the Company reflected in any promissory note, indenture, bond, mortgage, credit agreement or other similar instrument, including any and all accrued but unpaid interest thereon as well as any and all costs, fees and charges required in connection with the payment or prepayment thereof.

1.21                           “Indemnifying Party”  and “Indemnified Party” have the meanings set forth in Section 8.5.

1.22                           “Investments” means any equity interest, directly or indirectly, in any other Person in excess of 5% of the total equity ownership of such Person.

1.23                           “Law(s)” means any law, statute, code, ordinance, regulation or other legally enforceable requirement of any Governmental Authority.

1.24                           “Lien(s)” means any mortgage, lien, Option, pledge, adverse claim, interest, charge or other similar encumbrance.

1.25                           “Losses” has the meaning set forth in Section 8.2.

1.26                           “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, assets, liabilities or financial condition of such party taken as a whole (other than changes in or resulting from general economic conditions).

1.27                           “McKinley” has the meaning set forth in the preamble to this Agreement.

1.28                           “NASD” means the National Association of Securities Dealers.

1.29                           “Option(s)” means any option, warrant, call, convertible or exchangeable security, subscription, preemptive right or voting trust or agreement, any agreement restricting sale or transfer, or other agreement or right of a similar nature.

1.30                           “Order(s)” means any order, judgment, ruling, injunction, award, decree or writ of any Governmental Authority.

1.31                           “OTCBB” has the meaning set forth in Section 2.3.

1.32                           “Permit(s)” means any license, permit, authorization, grant, approval, franchise, waiver, Consent, qualification or similar document or authority issued or granted by any Governmental Authority.

1.33                           “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other entity or Governmental Authority.

1.34                           “Purchase Price” has the meaning set forth in Section 2.1.

1.35                           “Purchase Shares” has the meaning set forth in the recitals of this Agreement.

1.36                           “SEC” means the Securities and Exchange Commission of the United States.

1.37                           “Seller” has the meaning set forth in the preamble to this Agreement.

1.38                           “Subscription Price” has the meaning set forth in Section 2.2.

1.39                           “Subscription Shares” has the meaning set forth in the recitals of this Agreement.

1.40                           “Tax(es)” means any domestic or foreign, federal, state or local income, franchise, business, occupation, sales/use, exercise, payroll, withholding, and employment and unemployment taxes, personal and real property taxes and all other taxes or charges (including all interest and penalties) measured, assessed, levied, imposed or collected by any Governmental Authority.

1.41                           “Tax Returns” means all Tax returns (including information returns) and reports that are or were required to be filed by, or with respect to, the Company or its income, properties or operations.

1.42                           “Third Person Claim” has the meaning set forth in Section 8.5.

ARTICLE 2.

SALE AND PURCHASE OF SHARES

2.1                                 Sale and Purchase of the Purchase Shares.

(a)                                  In reliance upon the representations and warranties of Seller and the Company contained herein, and subject to the terms and conditions of this Agreement, Seller hereby agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Purchase Shares at the Purchase Price.

(b)                                 At the Closing (i) Buyer shall purchase the Purchase Shares, and Seller shall sell and transfer the Purchase Shares to Buyer, (ii) Buyer shall pay and deliver to Seller the Purchase Price as provided in Section 2.1(c), and (iii) Seller shall deliver to Buyer one or more stock certificates in the name of Buyer representing the Purchase Shares and evidencing valid title to the Purchase Shares, together with a certified excerpt of the stock ledger of the Company evidencing the registration and the transfer of the Purchase Shares to Buyer.

(c)                                  As full consideration for the Purchase Shares, Buyer shall pay to Seller an amount equal to US $2,500 (Two Thousand Five Hundred Dollars) (the “Purchase Price”), which amount shall be payable by wire transfer of immediately available funds to an account designated in writing by Seller.

2.2                                 Subscription for and Sale of the Subscription Shares.

(a)                                  In reliance upon the representations and warranties of Seller and the Company contained herein, and subject to the terms and conditions of this Agreement, Buyer agrees to subscribe for and purchase the Subscription Shares at the Subscription Price.

(b)                                 At the Closing (i) Buyer shall purchase the Subscription Shares, and the Company shall issue and sell the Subscription Shares to Buyer, (ii) Buyer shall pay and deliver to the Company the Subscription Price as provided in Section 2.2(c), and (iii) the Company shall deliver to Buyer one or more stock certificates in the name of Buyer representing the Subscription Shares and evidencing valid title to the Subscription Shares, together with a certified excerpt of the stock ledger of the Company evidencing the issuance of the Subscription Shares to Buyer.

(c)                                  As full consideration for the Subscription Shares, at the Closing, Buyer shall (i) pay to the Company by wire transfer of immediately available funds, to an account designated in writing by the Company, an amount equal to US$100,000 (One Hundred Thousand Dollars) (the “Subscription Price”).

2.3                                 Consulting Fees.

(a)                                  As consideration for (i) structuring the transactions contemplated by this Agreement, and (ii) taking such actions as are necessary to ensure that the securities of the Company are quoted on the Over-The-Counter Bulletin Board (the “OTCBB”) in accordance with the rules and regulations of the OTCBB, including without limitation engaging a market maker to sponsor the securities of the Company in order that the Company’s securities are quoted on the OTCBB, Buyer shall pay to McKinley a fee (the “Consulting Fee”) in an amount of US$168,500 (One Hundred and Sixty Eight Thousand Five Hundred Dollars), which amount shall be paid as follows:

(1)                                  on the Closing Date, US$133,500 (One Hundred and Thirty Three Thousand Five Hundred Dollars) shall be paid to McKinley by wire transfer of immediately available funds to an account designated in writing by McKinley; and

(2)                                  the balance of the Consulting Fee, in an amount of US$35,000 (Thirty Five Thousand Dollars (the “Escrow Amount”), shall be deposited with the Escrow Agent to be held in accordance with the provisions of the Escrow Agreement, it being understood that the Escrow Amount shall be released to McKinley pursuant to the Escrow Agreement upon receipt by Buyer of written confirmation from the National Association of Securities Dealers that the securities of the Company may be quoted on the OTCBB, all in accordance with the provisions of the Escrow Agreement.

(b)                                 McKinley hereby agrees that, promptly after the date of execution hereof, it shall take all such actions as may be necessary to ensure that the securities of the Company are quoted on the OTCBB in accordance with the rules and regulations of the OTCBB, including without limitation engaging a market maker to sponsor the securities of the Company in order that the Company’s securities are quoted on the OTCBB.  For the avoidance of doubt, the parties acknowledge and agree that the quotation of the securities of the Company on the OTCBB as contemplated in this Section 2.3(b) is not a condition to the closing of the transactions contemplated by this Agreement.

(c)                                  Seller undertakes to ensure that McKinley complies with its obligations pursuant to Section 2.3(b) above.

(d)                                 It is hereby expressly agreed that if McKinley, Seller or any market maker engaged to sponsor the securities of the Company is unable to obtain written confirmation from the NASD within one hundred and eighty (180) days from the date this Agreement is executed that the securities of the Company may be quoted on OTCBB, then McKinley’s right to receive the Escrow Amount shall lapse pursuant to this Agreement and the Escrow Agreement.

ARTICLE 3.

CLOSING AND DELIVERIES

3.1                                 Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Fulbright & Jaworski L.L.P., 801 Pennsylvania Avenue, N.W., Washington, D.C., at 10:00 a.m., local time, on the third Business Day after each of the conditions set forth in Article 7 that must be satisfied before Closing has been satisfied or waived, or on such other date or at such other time and place as the parties shall mutually agree in writing (the “Closing Date”).  All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2                                 Deliveries by Seller and the Company.  At the Closing, Seller and/or the Company shall deliver or cause to be delivered to Buyer or its attorneys the following items:

(a)                                  One or more certificates representing the Purchase Shares, and one or more certificates representing the Subscription Shares, together with a certified excerpt of the stock ledger of the Company evidencing the registration and the transfer of the Purchase Shares, and the issuance of the Subscription Shares, to the Buyer;

(b)                                 The Articles of Incorporation of the Company, certified as of the most recent practicable date by the Secretary of State of the State of Nevada;

(c)                                  A certificate of the Secretary of State of the State of Nevada as to the good standing as of the most recent practicable date of the Company;

(d)                                 A certificate of the Secretary of the Company certifying as to the Bylaws of the Company;

(e)                                  A certificate from Seller and a certificate from an officer of the Company to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied; and

(f)                                    The books and records of the Company.

3.3                                 Deliveries by Buyer.  At the Closing, Buyer shall deliver or cause to be delivered the following items:

(a)                                  To Seller, the Purchase Price specified in Section 2.1(c) in accordance with Section 2.1(c);

(b)                                 To the Company, the Subscription Price specified in Section 2.2(c) in accordance with Section 2.2(c);

(c)                                  To McKinley, the portion of the Consulting Fee specified in Section 2.3(a)(1) in accordance with Section 2.3(a)(1);

(d)                                 To the Escrow Agent, the Escrow Amount specified in Section 2.3(a)(2) of this Agreement, to be held in accordance with the provisions of the Escrow Agreement; and

(e)                                  A certificate from an officer of Buyer to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

4.1                                 Representations and Warranties of Seller and the Company. Each of Seller and the Company hereby jointly and severally represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

(a)                                  Organization and Standing.  The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada.  The Company is duly qualified to do business in the states of the United States in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on the Company.

(b)                                 Subsidiaries and Investments.  The Company does not have any subsidiaries, Investments or any direct or indirect legal or beneficial interest in any partnership, joint venture or other entity.

(c)                                  Authorization, Validity and Effect.  The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company.  This Agreement has been duly and validly executed and delivered by the Company and represents the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

(d)                                 Capitalization.  As of the date hereof, the authorized capital stock of the Company consists of 90,000,000  shares of common stock and 10,000,000 shares of preferred stock, $0.0001 par value, of which 1,337,000  shares of the common stock are issued and outstanding.  As of the Closing Date, the authorized capital stock of the Company will consist of 90,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value, of which 21,337,000 shares of the common stock will be issued and outstanding. All of the Purchase Shares are, and on the Closing Date, the Subscription Shares will have been, duly authorized, validly issued, fully paid and nonassessable.  The Purchase Shares have not been, and the Subscription Shares will not be, issued in violation of, and are not subject to, any Options.  There are no authorized or outstanding Options under which the Company may be obligated to issue or sell any shares of capital stock or any other securities of the Company.  Except as set forth in Schedule 4.1(d) hereto, there are no agreements, commitments or contracts relating to the issuance, sale, assignment or transfer of any equity securities or other securities of the Company.  There are no voting trust agreements or other agreements, contracts, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividends or other rights with respect to the capital stock of the

Company. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, Buyer shall acquire valid title to the Subscription Shares, free and clear of all Liens, and on the Closing Date, the Purchase Shares and the Subscription Shares shall together represent 96% of the issued and outstanding shares of the Company.

(e)                                  No Conflict; Required Filings and Consents.

(1)                                  Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated herein, nor compliance by the Company with any of the provisions hereof, will conflict with or result in a breach of any provision of the Company’s Articles of Incorporation or Bylaws, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon the Purchase Shares or the Subscription Shares or any assets of the Company pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Company is a party or by which the assets of the Company may be subject, or violate any Order or Law applicable to the Company.

(2)                                  Except as set forth on Schedule 4.1(e), (i) no other Consent of, or notice to or filing with, any third party or Governmental Authority is required on the part of Seller or the Company in connection with the execution and delivery of this Agreement or any agreements or documents contemplated to be executed or delivered hereunder or the consummation of the transactions contemplated hereby or thereby, and (ii) no other approval, consent or authorization of the stockholders of the Company is required in connection with this Agreement and the transactions contemplated hereby.

(f)                                    Financial Statements.  Seller has delivered to Buyer complete and correct copies of the audited financial statements of the Company for the 2001, 2002 and 2003 fiscal years (collectively, the “Company Financial Statements”).  The Company Financial Statements have been audited by certified public accountants who are members of the American Institute of Certified Public Accountants, have been prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis.  The Company Financial Statements are complete and correct in all material respects and present fairly in all material respects and on a consistent basis the financial condition and results of operations and cash flows of the Company as of the dates indicated and for the periods indicated.

(g)                                 Taxes. All Tax Returns required to be filed by the Company have been duly and timely filed and all such Tax Returns are true, correct and complete in all material respects and accurately set forth all items required to be reflected or included in such Tax Returns by applicable tax laws.  All Taxes required to be paid have been duly and timely paid in full. No claims for additional Taxes for any prior fiscal years are pending.  To the best of Seller’s and the Company’s knowledge, no Tax Return is currently under audit by any taxing authority and neither the Internal Revenue Service (“IRS”) nor any other taxing authority is now asserting in writing any material deficiency or claim for additional Taxes or any material adjustment of Taxes.  To the best of Seller’s and the Company’s knowledge, no taxing authority has indicated that it intends to conduct an audit or investigation of the Taxes of the Company.

(h)                                 No Undisclosed Liabilities.  There are no liabilities or obligations of the Company of any kind whatsoever, whether absolute, accrued, contingent or otherwise and whether due or to become due, and there are no existing conditions, situations or set of circumstances that could reasonably result in any liability or obligation of the Company, other than liabilities disclosed in the Company Financial Statements.  There are no asserted claims for indemnification by any Person against the Company under any Law or agreement or pursuant to the Company’s Articles of Incorporation or Bylaws, and neither the Company nor Seller is aware of any facts or circumstances that might reasonably give rise to the assertion of such a claim against the Company thereunder.

(i)                                     Properties, Assets and Leases.  The Company does not own or lease, and has not owned or leased since its incorporation, any real property or assets, whether real or personal, tangible or intangible, except for cash and cash equivalents set forth in the Company Financial Statements.  No oral or written notification of a release of any hazardous material in connection with the operation of the Company’s business has been filed by or on behalf of the Company.

(j)                                     Employees; Employee Benefit Plans; Unions.

(1)                                  The Company has no employees, and has had no employees since the date of its incorporation. Except as set forth in Schedule 4.1(j), there are no employment, consulting, compensation, bonus or other agreements or arrangements to which the Company is a party.  The Company has not maintained, contributed to or required to be contributed to any union, employee benefit, health, disability, life insurance or similar plans.

(2)                                  The Company is not a party to any collective bargaining or other labor union agreements applicable to any employee of the Company.

(k)                                  Business and Contracts.  The Company has not conducted any business since the date of its incorporation. The Company is not a party to any contract, agreement or any other arrangements, whether oral or written. Since the date of the Company Financial Statements, there have not been any adverse changes in the business, financial or otherwise, of the Company.

(l)                                     Legal Proceedings.  There are no judicial or administrative actions, proceedings, arbitrations or investigations pending or threatened (i) against the Company, its business, assets or operations, or (ii) which threaten the validity of this Agreement or any action taken or to be taken by Seller or the Company in connection herewith.  The Company is not subject to any Order that would have a Material Adverse Effect on the Company.

(m)                               Compliance with Laws.  To the best of Seller’s and the Company’s knowledge, the Company (a) is in compliance with all applicable Laws and Orders of any Governmental Authority, including without limitation, any Federal or state securities laws and any rules and regulations thereunder to which the Company may be subject (whether by operation or law, voluntarily or otherwise); and (b) has received no written notification or communication from any Governmental Authority (i) asserting that the Company is not in compliance with any Law or Order or (ii) threatening to revoke any Permit of any Governmental Authority.

(n)                                 SEC Filings.  The Company is a registered company under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”).  The Company has filed all reports and forms required to be filed by it (collectively, the “Company Reports”) with the Securities and Exchange Commission (“SEC”), and has heretofore made available to Buyer, in the form filed with the SEC (excluding any exhibits thereto), true and complete copies of all Company Reports.  None of the Company Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the balance sheets (including the related notes) included in the Company Reports presented fairly, in all material respects, the financial position of Company as of the respective dates thereof, and the other related statements (including the related notes) included therein presented fairly, in all material respects, the results of operations and the changes in financial position of the Company for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein.  All of the Company Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Exchange Act.

(o)                                 OTCBB Eligibility.  The Company (a) is required to file reports under the Exchange Act, and (b) is a reporting company under the Exchange Act.

(p)                                 Insurance.                                        The Company has not purchased, since its incorporation, and does not maintain, any casualty, liability and other insurance policies, or any directors’ and officers’ liability insurance policies.

(q)                                 No Brokers.                                 Except for the Consulting Fee payable to McKinley in connection with the transactions contemplated hereby, no broker, finder or similar agent has been employed by or on behalf of the Company, and no Person with which the Company has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

(r)                                    Disclosure.  No representation or warranty by the Company contained in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein not misleading.  There is no fact (other than matters of a general economic fact or political nature which do not affect the Company uniquely) that has not been disclosed by the Company to Buyer that can reasonably be expected to have or result in a Material Adverse Effect on the Company or materially and adversely affect the eligibility of the Company to be quoted on the OTCBB.

4.2                                 Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

(a)                                  Authorization, Validity and Effect.  Seller has all requisite power and authority to execute, deliver and perform his obligations under this Agreement and all agreements and documents contemplated hereby to be executed and delivered by him, and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Seller and represents the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b)                                 Title.  Seller (i) is the record and beneficial owner of all of the Purchase Shares, which represent 37.4% of the issued and outstanding shares of the Company, (ii) has full power, right and authority, and any approval required by Law, to make and enter into this Agreement and to sell, assign, transfer and deliver the Purchase Shares to Buyer, and (iii) has valid title to all of the Purchase Shares free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, Buyer shall acquire valid title to the Purchase Shares, free and clear of all Liens, and on the Closing Date, the Purchase Shares and the Subscription Shares shall together represent 96% of the issued and outstanding shares of the Company.

(c)                                  No Conflict; Required Filings and Consents.

(1)                                  Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated herein, nor compliance by Seller with any of the provisions hereof, will conflict with or result in a breach of any provision of the Company’s Articles of Incorporation or Bylaws, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon the Purchase Shares or any assets of the Company pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Seller is a party or by which the assets of Seller may be subject, or, to the best of Seller’s knowledge, violate any Order or Law applicable to Seller.

(2)                                  Except as set forth on Schedule 4.2(c), (i) no other Consent of, or notice to or filing with, any third party or Governmental Authority is required on the part of Seller in connection with the execution and delivery of this Agreement or any agreements or documents contemplated to be executed or delivered hereunder or the consummation of the transactions contemplated hereby or thereby, and (ii) no other approval, consent or authorization of the stockholders of the Company is required in connection with this Agreement and the transactions contemplated hereby.

(d)                                 Related Party Transactions.  Other than Seller’s interest in McKinley, Seller (a) has no direct or indirect interest in, or is not a director, officer or employee of, any entity that is a client, customer, lessor, lessee, debtor or creditor of the Company, or any property, asset or right which is owned or used by the Company, or (b) is not a party to any contract with the Company.

(e)                                  No Brokers.                                 Except for the Consulting Fee payable to McKinley in connection with the transactions contemplated hereby, no broker, finder or similar agent has been employed by or on behalf of Seller, and no Person with which Seller or McKinley has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

(f)                                    Disclosure.  No representation or warranty by Seller contained in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein not misleading.  There is no fact (other than matters of a general economic fact or political nature which do not affect the Company or Seller uniquely) that has not been disclosed by Seller to Buyer that can reasonably be expected to have or result in a Material Adverse Effect on the Company or materially and adversely affect the eligibility of the Company to be quoted on the OTCBB.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

5.1                                 Investment Intent.  The Purchase Shares and Subscription Shares are being purchased for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933.  Buyer is able to evaluate the potential risks of an investment in the Company and has determined to consummate the transactions contemplated herein.

5.2                                 Organization and Standing.  Buyer is a Virginia corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted.

5.3                                 Authorization, Validity and Effect.  Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer and represents the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

5.4                                 No Conflict; Required Filings and Consents.

(a)                                  Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated herein, nor compliance by Buyer with any of the provisions hereof, will conflict with or result in a breach of any provision of the

Articles of Incorporation or Bylaws of Buyer,  or to the actual knowledge of the officers of Buyer, violate any Order or Law applicable to Buyer or any other agreement, note, bond, mortgage, license or instrument to which Buyer is a party.

(b)                                 No notice to, filing with, authorization of, or exemption by, or consent of any third party or Governmental Authority is necessary for the performance by Buyer of its obligations under this Agreement.

5.5                                 Legal Proceedings.  There are no actions instituted or pending or threatened against Buyer, or against any of its properties, assets, interests or rights, that would have, either individually or in the aggregate, an adverse effect on Buyer if adversely decided.  Buyer is not subject to any Order that would have an adverse effect on Buyer.

5.6                                 No Broker.  Except as expressly set forth herein, no broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 6.

COVENANTS AND AGREEMENTS

6.1                                 Interim Operations of the Company. During the period commencing on the execution of this Agreement and terminating on the Closing Date, the Company shall not, and Seller shall ensure that the Company shall not, without the prior written consent of Buyer (which consent shall not be unreasonably delayed):

(a)                                  incur any Indebtedness;

(b)                                 enter into any agreements, commitments or contracts, or conduct any new business;

(c)                                  engage in any transactions with, or enter into any contracts or agreements with any Affiliates of the Company;

(d)                                 enter into or adopt any agreements relating to the compensation or severance of any employee, officer, director or consultant associated with the Company;

(e)                                  make any material change to its accounting (including tax accounting) methods, principles or practices, except as may be required by GAAP;

(f)                                    make any changes in its capital structure other than as expressly set forth herein;

(g)                                 issue or sell, or split, combine or subdivide, the capital stock, or securities convertible into or exchangeable for shares of capital stock, of the Company;

(h)                                 make any amendment to its Articles of Incorporation or Bylaws;

(i)                                     engage in any transaction or action that would have the effect of the Company ceasing to be a public company; or

(j)                                     agree to take any of the foregoing actions.

6.2                                 Reasonable Access; Confidentiality

(a)                                  From the date hereof until the Closing, the Company shall, and Seller shall ensure that the Company shall, give Buyer and its representatives (including its lenders or other sources of financing) reasonable access to the assets, properties, books, records and agreements of the Company, shall permit Buyer to make such inspections as it may reasonably require and shall furnish Buyer during such period with all such information relating to the Company as Buyer may from time to time reasonably request.

(b)                                 Any information provided to or obtained by Seller, the Company or Buyer in connection with or related to this Agreement shall be “Confidential Information” as defined under the Confidentiality Agreement, dated December 18, 2003, entered into among Seller, the Company and Buyer (the “Confidentiality Agreement”) and shall be held by Seller, the Company and Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.

(c)                                  Seller, the Company and Buyer agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

6.3                                 Filings; Other Action.  Subject to the terms and conditions herein provided, the Company and Buyer shall  promptly make their respective filings as required by Law including without limited to any corporate laws and securities laws.  Seller, the Company and Buyer shall use their reasonable best efforts to cooperate with each other in  determining which filings are required to be made prior to the Closing Date with, and which Consents are required to be obtained prior to the Closing Date from, Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and  timely making all such filings and timely seeking all such Consents; and  use their reasonable best efforts to cause the conditions to each of the Company’s, Seller’s and Buyer’s obligations hereunder to be fulfilled.

6.4                                 Tax Matters.

(a)                                  Seller shall file on behalf of the Company or cause the Company to file all Tax Returns for the periods ending on or before the Closing Date, and except to the extent not accrued on the Company Financial Statements, shall pay all Taxes with respect to the Company for all periods through the Closing Date including the calendar year ended December 31, 2003.  Buyer shall file on behalf of the Company or cause the Company to file all Tax Returns following the Closing Date including periods commencing on or prior to the Closing Date and ending subsequent to the Closing Date and shall cause the Company to pay all Taxes with respect to periods ending subsequent to the Closing Date.

(b)                                 Seller and Buyer shall (i) each provide the other and shall cause their respective accountants to provide the other party’s accountants with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, or the conduct of any audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes; (ii) each retain and provide the other and shall cause their respective accountants to provide the other party’s accountants any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination; and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.  Without limiting the generality of the foregoing, Buyer shall cause the Company to retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy same at the cost of such other party.  The party requesting assistance hereunder shall reimburse the other party for reasonable expenses incurred in providing such assistance.  Any information obtained pursuant to this Section shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

(c)                                  Buyer shall pay any state and local sales and stock transfer taxes that are required to be paid in connection with the transfer of the Purchase Shares and Subscription Shares contemplated by this Agreement.

6.5                                 Notice of Developments.  Each party to this Agreement will give prompt written notice to the others of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement.

ARTICLE 7.

CONDITIONS TO CLOSING

7.1                                 Conditions to Obligations of Seller, the Company and Buyer.  The respective obligations of Seller, the Company and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the condition that none of the parties hereto shall be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.  In the event any such Order shall have been issued, each party agrees to use its reasonable best efforts to have any such Order overturned or lifted.

7.2                                 Conditions to Obligations of Seller and the Company.  The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions:

(a)                                  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

(b)                                 Each of the agreements and covenants of Buyer to be performed and complied with by Buyer pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c)                                  Buyer shall have delivered the documents required to be delivered by Buyer pursuant to Section 3.3.

7.3                                 Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)                                  The representations and warranties of each of the Company and Seller set forth in this Agreement shall be true and correct in all respects as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

(b)                                 Each of the agreements and covenants of Seller, McKinley and the Company to be performed and complied with by Seller, McKinley and the Company pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c)                                  Seller and the Company shall have delivered the documents required to be delivered by Seller and the Company pursuant to Section 3.2.

(d)                                 The Escrow Agreement attached hereto as Exhibit A shall have been duly executed by the parties thereto.

(e)                                  The Company shall have increased its authorized share capital from 40,000,000 shares of common stock, par value $.0001 each, to 90,000,000 shares of common stock, par value $.0001 each, and shall have provided Buyer with (i) a certified copy of the approvals of the stockholders of the Company and the Board of Directors of the Company in connection therewith, and (ii) evidence that any filings with any Governmental Authorities required to be made in connection with the increase of the authorized share capital have been duly made by the Company.

(f)                                    The Closing of the sale of the Purchase Shares and the Closing of the sale of the Subscription Shares to Buyer shall take place simultaneously on the Closing Date; provided, however, that Buyer shall not be obligated to purchase the Subscription Shares or the Purchase Shares if the purchase and sale of the Subscription Shares and the Purchase Shares cannot be completed simultaneously on the Closing Date.

(g)                                 Each director and officer of the Company appointed by Seller shall have submitted their resignations, as the case may be, effective as of the Closing Date, in each case without liability to the Company.

(h)                                 Since December 31, 2003, there shall have been no material adverse change in the business or financial condition of the Company.

(i)                                     The Company shall have delivered to Buyer audited financial statements of the Company as of and for the period ended December 31, 2003

(j)                                     The Company shall have filed its annual report on Form 10-KSB for the period ended December 31, 2003 as required by the Exchange Act, and shall have provided Buyer with evidence thereof.

(k)                                  Seller and the Company shall have received all authorizations, consents and approvals of any Governmental Authority or regulatory or enforcement entity required, if any, in connection with the consummation of the transactions contemplated hereby.

(l)                                     Seller shall have delivered to Buyer copies of all consents and/or approvals of the shareholders of, and the Board of Directors of, the Company to the transactions contemplated hereby that may be required under applicable laws;

(m)                               Buyer shall have received an opinion of counsel to Seller and an opinion of counsel to the Company with respect to the Purchase Shares and the Subscription Shares, each addressed to Buyer and dated as of the Closing Date and in form and substance satisfactory to Buyer;  and

(n)                                 The agreement referred to in Schedule 4.11 (the “Consulting Agreement”) shall have been terminated, and Seller shall have provided Buyer with satisfactory evidence (i) of the termination of the Consulting Agreement, and (ii) that no amounts are due and/or payable by the Company to McKinley under the Consulting Agreement, whether pursuant to its terms or as a consequence of the termination thereof.

ARTICLE 8.

SURVIVAL AND INDEMNIFICATION

8.1                                 Survival of Representations and Warranties.  All representations and warranties contained in this Agreement shall survive the Closing hereunder for a period of fifteen (15) months, regardless of any investigation, inquiry or examination by or on behalf of Buyer or any knowledge of Buyer or its shareholders, Affiliates, officers, directors, employees, agents or representatives, or the acceptance by any of them of any certificate or opinion.

8.2                                 Indemnification by Seller. Subsequent to the Closing, Seller shall indemnify, defend and hold harmless Buyer, its officers, directors, employees, agents, Affiliates and attorneys from and against any and all losses, liabilities, claims, penalties, fines, judgments, awards, settlements, taxes, costs, fees, expenses (including but not limited to reasonable attorneys’ fees, but excluding consequential loss) and disbursements (collectively “Losses”) incurred or sustained by such parties resulting from, arising out of or relating to (a) the breach by Seller or McKinley of any material covenant set forth in this Agreement, provided, however, that the only remedy for the inability on the part of McKinley and/or Seller to have the Company quoted on the OTCBB shall be the loss of the Escrow Amount, and (b) the breach by Seller of any representation or warranty set forth in Section 4.2 of this Agreement.

8.3                                 Indemnification by Seller and Company.  Subsequent to the Closing, Seller and the Company shall jointly and severally indemnify, defend and hold harmless Buyer from and against any and all Losses incurred or sustained by it resulting from, arising out of or relating to the breach by Seller and/or the Company of any representation or warranty set forth in Section 4.1 of this Agreement.  The liability of Seller and the Company under this Section 8.3 shall be joint and several in all respects.

8.4                                 Indemnification by Buyer.  Subsequent to the Closing, Buyer shall indemnify, defend and hold harmless Seller from and against any and all Losses incurred or sustained by him resulting from, arising out of or relating to (a) the breach by Buyer of any covenant set forth in this Agreement, or (b) the breach by Buyer of any representation or warranty set forth in this Agreement.

8.5                                 Direct Claims.  In the event Seller or Buyer (the “Claimant”) desires to make a claim for indemnification pursuant to Sections 8.2, 8.3 or 8.4 against the other (the “Indemnitor”), the Claimant shall give prompt written notice of the claim to the Indemnitor describing, in reasonable detail, the nature of the claim.  Failure to give such notice shall not affect the indemnification provided hereunder except to the extent that such failure shall have actually and materially prejudiced the Indemnitor as a result thereof.

8.6                                 Third Person Claims.

(a)                                  If any third Person shall notify Seller, the Company or Buyer (the “Indemnified Party”) with respect to any matter (a “Third Person Claim”) that may give rise to a claim for indemnification against Seller or Buyer (the “Indemnifying Party”) under this Article 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing.  Failure to give such reasonable notice shall not affect the indemnification provided hereunder except to the extent that such failure shall have actually and materially prejudiced the Indemnifying Party as a result thereof.

(b)                                 Any Indemnifying Party will have the right to assume and thereafter conduct at his or its own expense the defense of the Third Person Claim with counsel of his or its Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or award or enter into any settlement with respect to the Third Person Claim without the prior written consent of each Indemnified Party.  If the Indemnifying Party assumes the defense then the Indemnified Party may participate in, but not control, any such defense or settlement, at the Indemnified Party’s sole cost and expenses.

(c)                                  Unless and until an Indemnifying Party assumes the defense of the Third Person Claim as provided in Section 8.6(b), the Indemnified Party may defend against the Third Person Claim in any manner he or it reasonably deems appropriate.  The costs of such defense shall be included in determining Losses relating to the Third Person Claim.

(d)                                 In no event will the Indemnified Party consent to the entry of any judgment or award or enter into any settlement with respect to a Third Person Claim without the prior written consent of each of the Indemnifying Parties, which consent shall not be unreasonably withheld.

ARTICLE 9.

TERMINATION OF AGREEMENT

9.1                                 Termination.  Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing Date:

(a)                                  by mutual written consent of the Buyer, Seller and the Company;

(b)                                 by any party hereto if the Closing does not occur on or prior to March 25, 2004;

(c)                                  by any party hereto, upon written notice to the other parties, if a Governmental Authority of competent jurisdiction shall have issued an Order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (c) has used its reasonable best efforts to remove such Order; or

(d)                                 by Buyer, or Seller and the Company, if any condition to such party’s obligation to consummate the transactions contemplated hereby has not been satisfied as of the Closing Date or if satisfaction of such condition becomes impossible (other than through the failure of such party to comply with its or his obligations under this Agreement) and such party has not waived such condition on or before the Closing Date;

provided, however, that the party seeking termination pursuant to the foregoing clause (b) is not in breach in any material respect of any of its representations and warranties contained in this Agreement.

9.2                                 Effect of Termination.  The termination of this Agreement shall be effected by delivery by the party terminating the Agreement to the other parties of written notice of such termination.  In the event of termination of this Agreement pursuant to Section 9.1, no party shall have any liability or any further obligation to any other party.  The obligations of the parties to this Agreement under Sections 6.2 shall survive any termination of this Agreement.

ARTICLE 10.

MISCELLANEOUS AND GENERAL

10.1                           Expenses.  Each party hereto shall bear its own costs and expenses (including all legal and accounting fees) incurred in connection with the drafting, negotiation and execution of this Agreement and the transactions contemplated hereby.

10.2                           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable by any party hereto without the prior written consent of the other parties hereto.

10.3                           Third Party Beneficiaries.  Each party hereto intends that this Agreement shall not benefit or create any legal or equitable right, remedy or claim in or on behalf of any Person other than the parties hereto.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

10.4                           Notices.  Any notice or other communication provided for herein or given hereunder to a party hereto shall be sufficient if in writing, and sent by facsimile transmission (electronically confirmed), delivered in person, mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to Seller:

Raymond R. Cottrell

3172 N. Rainbow Blvd

Suite 409

Las Vegas, NV 89108

Fax:  (250) 764-2952

with a copy to:

John McMillan, Esq.

Flangas McMillan Law Group

3275 South Jones Street Suite 105

Las Vegas, NV 89146

Fax:  (702) 382-9452

If to the Company:

MGCC Investment Strategies Inc.

3172 N. Rainbow Blvd

Suite 409

Las Vegas, NV 89108

Fax:  (250) 764-2952

with a copy to:

John McMillan, Esq.

Flangas McMillan Law Group

3275 South Jones Street Suite 105

Las Vegas, NV 89146

Fax:  (702) 382-9452

If to McKinley:

McKinley Greenfield Capital, Inc.

3172 N. Rainbow Blvd

Suite 409

Las Vegas, NV 89108

Fax:  (250) 764-2952

with a copy to:

John McMillan, Esq.

Flangas McMillan Law Group

3275 South Jones Street Suite 105

Las Vegas, NV 89146

Fax:  (702) 382-9452

If to Buyer:

MyTop International Inc.

7918 Jones Branch Drive, Suite 600

McLean, VA  22102

Fax:  (703) 918-4927

with a copy to:

Fulbright & Jaworski L.L.P.

801 Pennsylvania Avenue, N.W.

Washington, DC  20004-2623

Fax:  (202) 662-4643

Attention: Larry G. Franceski

or to such other address with respect to a party as such party shall notify the other parties in writing as above provided.  Each such notice or other communication shall be effective (i) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this section 10.4 and the appropriate confirmation is received, or (ii) if given by any other means, when delivered at the address specified in this Section 10.4.

10.5                           Complete Agreement.  This Agreement and the exhibits, schedules and attachments hereto, and the other documents delivered by the parties in connection herewith,

together with the Confidentiality Agreement, contain the complete and exclusive statements of the terms of the agreement among the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

10.6                           Captions; References.  The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.  When a reference is made in this Agreement to a clause, a Section or an Article, such reference shall be to a clause, a Section or an Article of this Agreement unless otherwise indicated.

10.7                           Amendment.  This Agreement may be amended or modified only by a written agreement duly executed by the parties to this Agreement.

10.8                           Waiver.  At any time prior to the Closing Date, the parties hereto may extend the time for the performance of any of the obligations or other acts of the parties hereto,  waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a writing signed by or on behalf of such party.

10.9                           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada without regard to its rules of conflict of laws.

10.10                     Consent to Jurisdiction.

(a)                                  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Clark County, Nevada State court or Federal court of the United States of America sitting in Clark County, Nevada, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Clark County, Nevada State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)                                 Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby in any Clark County, Nevada State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.4.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.11                     Waiver of Jury Trial.

(a)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(b)                                 EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (2) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (3) IT MAKES SUCH WAIVER VOLUNTARILY, AND (4) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.11.

10.12                     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.13                     Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14                     Further Assurances.  Seller and the Company shall, at any time and from time to time following the Closing, execute and deliver to Buyer all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to more effectively sell, issue, assign, transfer and convey to Buyer the Purchase Shares and the Subscription Shares or otherwise to confirm or carry out the provisions of this Agreement.  Buyer shall, and shall cause the Company to, at any time and from time to time following the Closing, execute and deliver to Seller all such further instruments and take all such further action as may be necessary or appropriate in order to confirm or carry out the provisions of this Agreement.

10.15                     Mutual Drafting.  This Agreement is the result of the joint efforts of Buyer, Seller and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against each party based on any presumption of that party’s involvement in the drafting thereof.

10.16                     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

RAYMOND R. COTTRELL

By:	/s/ Raymond R. Cottrell

MGCC INVESTMENT STRATEGIES, INC.

By:	/s/ Raymond R. Cottrell
Name:	Raymond R. Cottrell
Title:	President

MCKINLEY GREENFIELD CAPITAL, INC.

By:	/s/ Raymond R. Cottrell
Name:	Raymond R. Cottrell
Title:	President

MYTOP INTERNATIONAL INC.

By:	/s/ Rachel (Pin) Kang
Name:	Rachel (Pin) Kang
Title:	President